Exhibit (a)(1)(i)

Offer to Purchase

KEMET Corporation

Offer To Purchase For Cash
Any and All of its Outstanding:

2.25% Convertible Senior Notes due 2026
(CUSIP Nos. 488360 AA6 and 488360 AB4)

This tender offer and withdrawal rights will expire at 11:59 p.m., New York City time, on June 2, 2009, unless extended by KEMET Corporation (such time and date, as the same may be extended, the “Expiration Date”).

KEMET Corporation, a Delaware corporation (“KEMET,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal, any and all of its $175,000,000 outstanding 2.25% Convertible Senior Notes due 2026 (the “Notes”) (CUSIP Nos. 488360 AA6 and 488360 AB4) at a purchase price equal to $300 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) at least $166,250,000 in aggregate principal amount of Notes (representing 95% of the outstanding Notes) being validly tendered and not validly withdrawn (the “Minimum Tender Condition”), (2) the receipt by KEMET of the proceeds from a term loan of up to $52,500,000 pursuant to a credit facility (the “Platinum Credit Facility”) with K Financing, LLC, an affiliate of Platinum Equity Capital Partners II, L.P. (“Platinum Equity”), which is subject to the satisfaction or waiver of certain conditions, including the consummation of the tender offer on the terms described herein or otherwise to the satisfaction of K Financing, LLC (the “Funding Condition”) and (3) the other general conditions to the tender offer set forth herein discussed under the heading “Conditions to the Tender Offer,” being satisfied or waived on or prior to the Expiration Date. If the Minimum Tender Condition, the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

See “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions” for a discussion of certain factors that should be considered in evaluating the tender offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Subject to the terms and conditions of the Indenture (as defined herein), the Notes are convertible into KEMET common stock at a conversion rate (subject to adjustment) of 103.0928 shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $9.70 per share of common stock. The Notes are not listed for trading on any national security exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. KEMET’s common stock is currently traded on the Pink Sheets and the OTC Bulletin Board under the symbol “KEME.OB.” The closing price of our common stock on May 4, 2009 was $0.69 per share.

The dealer manager for the tender offer is:

Deutsche Bank Securities

May 5, 2009

IMPORTANT INFORMATION

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the tender offer. Neither KEMET nor the trustee under the indenture governing the Notes, the information agent, the depositary nor the dealer manager makes any recommendations as to whether or not you should tender Notes pursuant to the tender offer. Each holder must make its own decision as to whether to tender its Notes and, if so, the principal amount of the Notes to be tendered.

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Minimum Tender Condition (which requires the tender of at least $166,250,000 in aggregate principal amount of Notes, representing 95% of the outstanding Notes), (2) the Funding Condition (which requires receipt by KEMET of the proceeds of a term loan pursuant to the Platinum Credit Facility) and (3) the other general conditions to the tender offer set forth herein, being satisfied or waived on or prior to the Expiration Date. See “Conditions to the Tender Offer.” If the Minimum Tender Condition, the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

Subject to applicable law, KEMET reserves the right, in its sole discretion, to (1) waive any condition to the tender offer and accept all Notes previously tendered pursuant to the tender offer, (2) extend the Expiration Date and retain all Notes tendered pursuant to the tender offer, subject, however, to the withdrawal rights of holders of Notes as described under “Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the tender offer in any respect and (4) terminate the tender offer and not accept for purchase any Notes upon failure of any of the conditions to the tender offer. Any amendment to the tender offer will apply to all Notes tendered pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, KEMET will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit, on the day of acceptance of the Notes tendered pursuant to the tender offer, by or on behalf of KEMET of immediately available (same-day) funds with D.F. King & Co., Inc., the depositary for the tender offer.

In the event that the tender offer is withdrawn or otherwise not completed, the purchase price with respect to the tender offer will not be paid or become payable to holders of Notes who have validly tendered their Notes in connection with the tender offer. In any such event, any Notes previously tendered in the tender offer will be promptly returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any holder desiring to tender Notes should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein and mail or deliver a manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates evidencing the Notes (or confirmation of the transfer of the Notes in the account of the depositary with The Depository Trust Company, or “DTC,” pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Letter of Transmittal (or an Agent’s Message (as defined below) in the case of book-entry transfer) to the depositary, (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes or (3) follow the procedures summarized herein for tendering Notes through the DTC Automated Tender Offer Program (“ATOP”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Notes pursuant to the tender offer. See “Procedures for Tendering Notes.”

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 30, 2009 (40 business days after the commencement of the tender offer). See “Withdrawal of Tenders; Absence of Appraisal Rights.”

i

Holders who do not tender their Notes for repurchase pursuant to the tender offer or who withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the indenture governing the Notes. The Notes are not listed for trading on any national security exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. KEMET’s common stock is currently traded on the Pink Sheets and the OTC Bulletin Board under the symbol “KEME.OB.” In addition, following the consummation of the tender offer, substantially all of KEMET’s assets will be subject to security interests held by KEMET’s secured creditors. The Notes are unsecured obligations of KEMET and as a result are effectively subordinated to all amounts outstanding under KEMET’s secured credit facilities, including the Platinum Credit Facility, the UniCredit Facilities (as defined herein) and our credit agreement with Vishay (as defined herein), to the extent of the assets securing such indebtedness. See “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain United States Federal Income Tax Considerations” for discussions of certain factors that should be considered in evaluating the tender offer.

This Offer to Purchase constitutes neither an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer under applicable securities or blue sky laws. The information contained in this Offer to Purchase is correct as of the date hereof and any subsequent material change to such information will be promptly disseminated to holders of the Notes in a manner reasonably calculated to inform such holders of such change.

KEMET and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e-4 under the Exchange Act from purchasing any of the Notes outside of the tender offer until at least the tenth business day after the expiration or termination of the tender offer. Following that time, KEMET and its affiliates reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the tender offer, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as KEMET or any of its affiliates may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. KEMET cannot assure you as to which, if any, of these alternatives (or combinations thereof) KEMET or any of its affiliates might pursue.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by KEMET or the dealer manager.

The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the holders of Notes. None of KEMET, the dealer manager, the information agent, the depositary or the trustee is responsible for the selection or use of the CUSIP numbers listed on the front cover page of this Offer to Purchase, and no representation is made as to its correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to this tender offer may be directed to D.F. King & Co., Inc., the information agent for the tender offer at its address and telephone number set forth on the back cover of this Offer to Purchase. Any questions concerning the terms of the tender offer or requests for assistance may be directed to Deutsche Bank Securities Inc., the dealer manager for the tender offer at its address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Notes with questions and requests for assistance concerning the tender offer. Any holder or beneficial owner that has questions concerning tender procedures should contact the depositary at the address or telephone numbers set forth on the back cover of this Offer to Purchase.

ii

iii

SUMMARY TERM SHEET

The following summary is provided solely for the convenience of the holders of Notes. The information set forth below is a summary of all of the material terms of the tender offer and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	KEMET Corporation.

The Notes	2.25% Convertible Senior Notes due 2026.

The Tender Offer	We are offering to purchase any and all of the outstanding Notes for cash at the purchase price set forth below, upon the terms and subject to the conditions described in this Offer to Purchase.

Purchase Price

The consideration for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the tender offer shall be $300 plus accrued and unpaid interest up to, but not including, the date the Notes are purchased.

Purpose of the Tender Offer; Sources and Amount of Funds

The purpose of the tender offer is to acquire all outstanding Notes in order to retire the debt associated with the Notes. In addition, consummation of the tender offer will permit us to receive funds under the Platinum Credit Facility and effect certain amendments to our financing agreements with UniCredit Corporate Banking S.p.A. (“UniCredit”). In order for us to accomplish our financing plan under the Platinum Credit Facility and related transactions, we must consummate this tender offer. Unless holders of at least $166,250,000 in aggregate principal amount of Notes (representing 95% of the outstanding Notes) validly tender and do not validly withdraw their Notes pursuant to the tender offer, the Minimum Tender Condition will not be satisfied and we will not have access to the Platinum Credit Facility or receive the benefits of amendments to our financing agreements with UniCredit. Should the tender offer fail, it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund our future repurchase obligations with respect to the Notes or secure the incremental liquidity for our business achieved by the Platinum Credit Facility and related transactions.

We intend to finance the purchase of the Notes pursuant to the tender offer with borrowings under the term loan under the Platinum Credit Facility. The Platinum Credit Facility is subject to the satisfaction or waiver of certain conditions, including the consummation of the tender offer on the terms described herein or otherwise to the satisfaction of K Financing, LLC. See “Purpose of the Tender Offer” and “Sources and Amount of Funds.”

Background to the Tender Offer

During the period from August 2008 to April 2009, our board of directors (the “Board”) explored various strategic and financial alternatives to increase our liquidity and de-leverage our balance sheet and entered into discussions with several third parties in this regard. These alternatives included increasing liquidity through incurring additional debt, issuing equity or hybrid instruments, selling certain non-core assets and a potential sale of the Company. The Board’s consideration of these alternatives was based on a number of factors, including pricing, completion risk, impact on our balance sheet, timing and fees. On May 5, 2009, KEMET issued a press release announcing execution of the Platinum Credit Facility. For a further description of our agreements with Platinum Equity refer to “KEMET—Agreements with Platinum Equity.”

Agreements with Platinum Equity

In connection with the tender offer, we have entered into the Platinum Credit Facility with K Financing, LLC, an affiliate of Platinum Equity. The Platinum Credit Facility consists of a term loan of up to $52,500,000, line of credit loans that may be borrowed from time to time (but not reborrowed after being repaid) of up to $12,500,000 and working capital loans that may be borrowed from time to time of up to $12,500,000. The term loan must be used to purchase the Notes and will only be funded to the extent required to purchase Notes accepted for purchase pursuant to this tender offer. The line of credit loans can be used for certain, pre-approved capital expenditures, fees, expenses and other specified costs. The working capital loans can be used for general working capital needs, subject to the satisfaction of certain availability requirements. Borrowings under the Platinum Credit Facility, including the term loan, are subject to the satisfaction or waiver of certain conditions, including the consummation of the tender offer on the terms described herein or otherwise to the satisfaction of K Financing, LLC. If the tender offer is not completed by July 20, 2009, or is otherwise withdrawn, the Platinum Credit Facility will terminate.

For further discussion of the Platinum Credit Facility, in addition to other agreements we will enter into with K Financing, LLC upon the consummation or failure of the tender offer, see “KEMET—Agreements with Platinum Equity.”

Amendments to the UniCredit Facilities

In connection with the commencement of this tender offer, we have entered into certain amendments to our €60,000,000 credit facility (“Facility A”) and €35,000,000 credit line (“Facility B” and, together with Facility A, the “UniCredit Facilities”), each with UniCredit, a financial institution headquartered in Italy and part of the Milan-based UniCredit Group (the “Facility A Amendment” and the “Facility B Amendment,” respectively, and collectively, the “UniCredit Amendments”). The Facility A Amendment would, among other things, amend certain financial covenants in Facility A to align them with the financial covenants under the Platinum Credit Facility, modify the scheduled amortization of Facility A and narrow the scope of an asset sale mandatory prepayment covenant. The Facility B Amendment would, among other things, modify the scheduled amortization of Facility B, extend the maturity date of Facility B to April 1, 2013 and remove a mandatory prepayment trigger upon a change of ownership of KEMET in the event that K Financing, LLC or its affiliates acquire ownership or control of KEMET. The UniCredit Amendments will become effective only upon consummation of the tender offer on or before June 10, 2009. See “KEMET—Amendments to the UniCredit Facilities.”

Withdrawal Rights

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 30, 2009 (40 business days after the commencement of the tender offer). See “Withdrawal of Tenders; Absence of Appraisal Rights.”

The Expiration Date

The tender offer will expire at 11:59 p.m., New York City time, on June 2, 2009, unless extended by us. If the Expiration Date is extended, we will issue a public announcement (in the form of a press release to PR Newswire) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date.

Acceptance Date	The date we accept for purchase all Notes that are validly tendered and not validly withdrawn in the tender offer following the Expiration Date.

Payment Date

The purchase price for Notes validly tendered and accepted for purchase after the Expiration Date of the tender offer will be paid promptly following the Expiration Date. Payment will be made in immediately available (same-day) funds. See “The Tender Offer—Acceptance of Notes for Purchase; Payment for Notes.”

Conditions Precedent to the Tender Offer

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Minimum Tender Condition (which requires the tender of at least $166,250,000 in aggregate principal amount of Notes, representing 95% of the outstanding Notes), (2) the Funding Condition (which requires receipt by KEMET of the proceeds of a term loan pursuant to the Platinum Credit Facility) and (3) the other general conditions to the tender offer set forth herein, being satisfied or waived on or prior to the Expiration Date. See “Conditions to the Tender Offer.” If the Minimum Tender Condition, the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions

Consummation of the tender offer may have adverse consequences for holders of Notes that elect not to tender Notes pursuant to the tender offer.

Following the consummation of the tender offer, substantially all of KEMET’s assets will be subject to security interests held by KEMET’s secured creditors. The Notes are unsecured obligations of KEMET and as a result are effectively subordinated to all amounts outstanding under KEMET’s secured credit facilities, including the Platinum Credit Facility, the UniCredit Facilities and our credit agreement with Vishay, to the extent of the assets securing such indebtedness. The Platinum Credit Facility contains certain financial covenants, including requirements that KEMET maintain a minimum consolidated EBITDA and consolidated fixed charge coverage ratio and limitations on capital expenditures by KEMET and its subsidiaries. The Platinum Credit Facility also contains limitations on the incurrence of indebtedness, the granting of liens, the sale of assets, entering into sale and leaseback transactions, undertaking fundamental corporate changes, making loans and other investments, the payment of dividends, entering into transactions with affiliates, the issuance of additional equity, making voluntary or optional payments or prepayments of indebtedness (including the Notes) and other limitations customary to secured credit facilities.

In addition, upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, we will grant K Financing, LLC a warrant to purchase up to 80,544,685 shares of our common stock, subject to certain adjustments (the “Closing Warrant”), representing approximately 49.9% of our outstanding common stock on a post-Closing Warrant basis. The Closing Warrant will only be issued in the event that the tender offer is consummated and will be exercisable at a purchase price of $0.50 per share, subject to certain adjustments, at any time prior to the tenth anniversary of its date of issuance. The issuance of shares under the Closing Warrant will have a dilutive impact on our stockholders, and may have the effect of delaying, deferring or preventing a future takeover or change in control of KEMET. As a result, the market price of our common stock and the trading price of the Notes could decline. In addition, the issuance of the Closing Warrant may be deemed an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If such an ownership change is deemed to occur, the amount of KEMET’s taxable income that can be offset by KEMET’s net operating loss carryovers in taxable years after the ownership change will be limited. KEMET believes that the issuance of the Closing Warrant will likely not be deemed an ownership change for purposes of Section 382 of the Code, although the matter is not free from doubt. In addition, the exercise of the Closing Warrant may give rise to an ownership change for purposes of Section 382 of the Code.

Furthermore, upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, we will also enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with K Financing, LLC. The Investor Rights Agreement will provide K Financing, LLC with certain registration, observation, preemptive and information rights. See “KEMET—Agreements with Platinum Equity.”

In addition, the trading market for Notes not tendered pursuant to the tender offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the tender offer, which may adversely affect the market price for the Notes.

The purchase of Notes pursuant to the tender offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to KEMET to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although we cannot provide any assurances in this regard, we currently expect that any cancellation of indebtedness income will be offset by the current taxable year net operating losses and the net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain United States Federal Income Tax

Considerations.”

Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions

If the tender offer is not consummated pursuant to the terms and conditions described in this Offer to Purchase, including satisfaction of the Minimum Tender Condition (which requires the tender of at least $166,250,000 in aggregate principal amount of Notes, representing 95% of the outstanding Notes), we will not have access to the Platinum Credit Facility and it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund our future repurchase obligations with respect to the Notes or secure the incremental liquidity for our business achieved by the Platinum Credit Facility and related transactions. The failure to successfully implement our financing plans, maintain sufficient cash or comply with our debt covenants would have a material adverse effect on our business, results of operations, financial position and liquidity.

In addition, if the tender offer is not consummated on or before June 10, 2009, the amendments to Facility A and Facility B with UniCredit would not become effective and, as a result, we would not receive the benefits of the UniCredit Amendments.

Furthermore, pursuant to the Platinum Credit Facility, we will grant K Financing, LLC a warrant to purchase up to 4,442,047 shares of our common stock, subject to certain adjustments (the “Termination Warrant”), representing approximately 5.0% of our outstanding common stock on a fully-diluted, post-Termination Warrant basis. The Termination Warrant will only be issued in the event that the tender offer is not consummated and will be exercisable at a purchase price of $0.69 per share at any time prior to the seventh anniversary of its date of issuance. See “KEMET—Agreements with Platinum Equity.” The issuance of shares under the Termination Warrant will have a dilutive impact on our stockholders. As a result, the market price of our common stock and the trading price of the Notes could decline.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions.”

Procedures for Tendering Notes

A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Notes. DTC participants must transmit their acceptance to DTC through ATOP. For further information, call the information agent or the dealer manager at the telephone number set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Procedures for Tendering Notes” and the accompanying Letter of Transmittal.

Waivers; Extensions; Amendments; Termination

Subject to applicable law, we reserve the right, in our sole discretion, to (1) waive any condition to the tender offer and accept all Notes previously tendered pursuant to the tender offer, (2) extend the Expiration Date and retain all Notes tendered pursuant to the tender offer, subject, however, to the withdrawal rights of holders of Notes as described under “Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the tender offer in any respect and (4) terminate the tender offer and not accept for purchase any Notes upon failure of any of the conditions to the tender offer. Any amendment to the tender offer will apply to all Notes tendered pursuant to the tender offer. See “Expiration Date; Extension; Termination; Amendments.”

Certain United States Federal Income Tax Considerations	For a summary of certain United States federal income tax considerations of the tender offer, see “Certain United States Federal Income Tax Considerations.”

Brokerage Commissions

No brokerage commissions are payable by holders of Notes to the dealer manager, the information agent or the depositary. If Notes are held through a nominee, holders should contact their nominee to determine whether any transaction costs are applicable.

Dealer Manager	The dealer manager for the tender offer is Deutsche Bank Securities Inc.

Information Agent and Depositary	D.F. King & Co., Inc.

Trustee	Wilmington Trust Company.

Further Information

Additional copies of this Offer to Purchase and any other documents related to the tender offer may be obtained by contacting the information agent or the dealer manager, each at its telephone number(s) and address set forth on the back cover of this Offer to Purchase.

ANSWERS TO QUESTIONS YOU MAY HAVE

The following are answers to some of the questions that you, as a holder of Notes may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal carefully because the information below is not complete. Additional important information is contained in the remainder of this document and in the accompanying Letter of Transmittal.

Information About the Tender Offer

Who is offering to buy your Notes?

KEMET is offering to purchase the Notes. The mailing address of KEMET’s principal executive offices is 2835 KEMET Way, Simpsonville, South Carolina 29681. KEMET’s phone number is (864) 963-6300.

What securities are the subject of the tender offer?

We are offering to purchase any and all of our outstanding 2.25% Convertible Senior Notes due 2026, which we refer to as the “Notes.” The Notes were issued pursuant to an indenture, which we refer to as the “Indenture,” dated as of November 1, 2006, between us and Wilmington Trust Company, the trustee of the Notes.

Why is KEMET offering to purchase your Notes?

The purpose of the tender offer is to acquire all outstanding Notes in order to retire the debt associated with the Notes. In addition, consummation of the tender offer will permit us to receive funds under the Platinum Credit Facility and effect certain amendments to our financing agreements with UniCredit. In order for us to accomplish our financing plan under the Platinum Credit Facility and related transactions, we must consummate this tender offer. Unless holders of at least $166,250,000 in aggregate principal amount of Notes (representing 95% of the outstanding Notes) validly tender and do not validly withdraw their Notes pursuant to the tender offer, the Minimum Tender Condition will not be satisfied and we will not have access to the Platinum Credit Facility or receive the benefits of amendments to our financing agreements with UniCredit. Should the tender offer fail, it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund our future repurchase obligations with respect to the Notes or secure the incremental liquidity for our business achieved by the Platinum Credit Facility and related transactions. You should read the section titled “Purpose of the Tender Offer” for more information.

What price will you receive for your Notes if you tender them to us?

We are offering to purchase your Notes for cash at a purchase price of $300 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

What will KEMET do with the Notes purchased?

We will deliver the Notes that we purchase in the tender offer to the trustee for cancellation and those Notes will cease to be outstanding.

When does the tender offer expire?

You have until 11:59 p.m., New York City time, on June 2, 2009, to tender your Notes pursuant to the tender offer, unless we choose to extend the tender offer. If we extend the tender offer, we will make a public announcement (in the form of a press release to PR Newswire) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date.

In addition, if we materially change the terms of the tender offer or if we waive a material condition of the tender offer, we will disseminate additional tender offer materials and extend the tender offer in compliance with the Exchange Act.

When will you receive payment for your tendered Notes?

We will pay for the tendered Notes in cash promptly following June 2, 2009, the day on which your right to tender Notes expires, if the tender offer is not extended. If the tender offer is extended, we will pay for tendered Notes promptly following expiration of the extended tender offer. The timing of our acceptance for purchase of Notes tendered pursuant to the tender offer is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the purchase price offered or return the Notes deposited by or on behalf of holders promptly after the termination or withdrawal of the tender offer.

Can you withdraw your tendered Notes?

Yes. Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 30, 2009 (40 business days after the commencement of the tender offer). To withdraw your tender, please follow the instructions under “Withdrawal of Tenders; Absence of Appraisal Rights” in this Offer to Purchase.

Does KEMET have the financial resources to pay for the tendered Notes?

In connection with the launch of the tender offer, we entered into the Platinum Credit Facility with K Financing, LLC, an affiliate of Platinum Equity, which provides (subject to the satisfaction or waiver of certain closing conditions, including the consummation of the tender offer on the terms described herein or otherwise to the satisfaction of K Financing, LLC) for a term loan of up to $52,500,000 and other financing. The term loan must be used to purchase the Notes and will be funded to the extent required to purchase Notes accepted for purchase pursuant to this tender offer. We intend to finance the purchase of the Notes pursuant to the tender offer with borrowings under the term loan under the Platinum Credit Facility. See “Sources and Amount of Funds.”

What happens to your Notes if you do not tender them?

If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. Furthermore, if you do not tender your Notes, you will continue to have the right to convert your Notes into shares of KEMET common stock under the terms and subject to the conditions specified in the Indenture. See “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions.” On May 4, 2009, the closing price on the OTC Bulletin Board for a share of KEMET’s common stock was $0.69. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR KEMET COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See “Market Price Information” in this Offer to Purchase.

What consequences will arise if you do not tender your Notes and the tender offer and related transactions are successful?

Consummation of the tender offer may have adverse consequences for holders of Notes that elect not to tender Notes pursuant to the tender offer.

Following the consummation of the tender offer, substantially all of KEMET’s assets will be subject to security interests held by KEMET’s secured creditors. The Notes are unsecured obligations of KEMET and as a result are effectively subordinated to all amounts outstanding under KEMET’s secured credit facilities, including the Platinum Credit Facility, the UniCredit Facilities and our credit agreement with Vishay, to the extent of the assets securing such indebtedness. The Platinum Credit Facility contains certain financial covenants, including requirements that KEMET maintain a minimum consolidated EBITDA and consolidated fixed charge coverage ratio and limitations on capital expenditures by KEMET and its subsidiaries. The Platinum Credit Facility also contains limitations on the incurrence of indebtedness, the granting of liens, the sale of assets, entering into sale and leaseback transactions, undertaking fundamental corporate changes, making loans and other investments, the payment of dividends, entering into transactions with affiliates, the issuance of additional equity, making voluntary or optional payments or prepayments of indebtedness (including the Notes) and other limitations customary to secured credit facilities.

In addition, upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, we will grant K Financing, LLC the Closing Warrant to purchase up to 80,544,685 shares of our common stock, subject to certain adjustments, representing approximately 49.9% of our outstanding common stock on a post-Closing Warrant basis. The Closing Warrant will only be issued in the event that the tender offer is consummated and will be exercisable at a purchase price of $0.50 per share, subject to certain adjustments, at any time prior to the tenth anniversary of its date of issuance. The issuance of shares under the Closing Warrant will have a dilutive impact on our stockholders, and may have the effect of delaying, deferring or preventing a future takeover or change in control of KEMET. As a result, the market price of our common stock and the trading price of the Notes could decline. In addition, the issuance of the Closing Warrant may be deemed an “ownership change” for purposes of Section 382 of the Code. If such an ownership change is deemed to occur, the amount of KEMET’s taxable income that can be offset by KEMET’s net operating loss carryovers in taxable years after the ownership change will be limited. KEMET believes that the issuance of the Closing Warrant will likely not be deemed an ownership change for purposes of Section 382 of the Code, although the matter is not free from doubt. In addition, the exercise of the Closing Warrant may give rise to an ownership change for purposes of Section 382 of the Code.

Furthermore, upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, we will also enter into the Investor Rights Agreement with K Financing, LLC. The Investor Rights Agreement will provide K Financing, LLC with certain registration, observation, preemptive and information rights. See “KEMET—Agreements with Platinum Equity.”

In addition, the trading market for Notes not tendered pursuant to the tender offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the tender offer, which may adversely affect the market price for the Notes.

The purchase of Notes pursuant to the tender offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to KEMET to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although we cannot provide any assurances in this regard, we currently expect that any cancellation of indebtedness income will be offset by the current taxable year net operating losses and the net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain United States Federal Income Tax Considerations.”

What consequences will arise if the tender offer and the related transactions are not successful?

If the tender offer is not consummated pursuant to the terms and conditions described in this Offer to Purchase, including satisfaction of the Minimum Tender Condition (which requires the tender of at least $166,250,000 in aggregate principal amount of Notes, representing 95% of the outstanding Notes), we will not have access to the Platinum Credit Facility and it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund our future repurchase obligations with respect to the Notes, or secure the incremental liquidity for our business achieved by the Platinum Credit Facility and related transactions. The failure to successfully implement our financing plans, maintain sufficient cash or comply with our debt covenants would have a material adverse effect on our business, results of operations, financial position and liquidity.

In addition, in connection with the commencement of this tender offer, we have entered into the UniCredit Amendments, which would effect certain amendments to Facility A and Facility B. The Facility A Amendment would, among other things, amend certain financial covenants in Facility A to align them with the financial covenants under the Platinum Credit Facility, though at lower levels, modify the scheduled amortization of Facility A and narrow the scope of an asset sale mandatory prepayment covenant. The Facility B Amendment would, among other things, modify the scheduled amortization of Facility B, extend the maturity date of Facility B to April 1, 2013 and remove a mandatory prepayment trigger upon a change of ownership of KEMET in the event that K Financing, LLC or its affiliates acquire ownership or control of KEMET. If the tender offer is not consummated on or before June 10, 2009, the amendments to Facility A and Facility B with UniCredit would not become effective and, as a result, we would not receive the benefits of the UniCredit Amendments. See “KEMET—Amendments to the UniCredit Facilities.”

Furthermore, pursuant to the Platinum Credit Facility, we will grant K Financing, LLC the Termination Warrant to purchase up to 4,442,047 shares of our common stock, subject to certain adjustments, representing approximately 5.0% of our outstanding common stock on a fully-diluted, post-Termination Warrant basis. The Termination Warrant will only be issued in the event that the tender offer is not consummated and will be exercisable at a purchase price of $0.69 per share at any time prior to the seventh  anniversary of its date of issuance. See “KEMET—Agreements with Platinum Equity.” The issuance of shares under the Termination Warrant will have a dilutive impact on our stockholders. As a result, the market price of our common stock and the trading price of the Notes could decline.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions.”

What are the tax consequences if you tender your Notes?

The receipt of cash in exchange for Notes in the tender offer will be a taxable transaction for United States federal income tax purposes. If you are a U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”), you will generally recognize capital gain or loss on the sale to us of your Notes in an amount equal to the difference between (i) the amount of cash received for your Notes (other than the amount attributable to accrued but unpaid interest that has not been included in your income, if any) and (ii) your “adjusted tax basis” for the Notes at the time of the sale to us. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Notes at a “market discount.” See “Certain United States Federal Income Tax Considerations” in this Offer to Purchase. This Offer to Purchase includes only a summary of the possible tax consequences to you of tendering your Notes. You should consult with your own tax advisor regarding the actual tax consequences to you.

How do you tender your Notes?

To tender your Notes, you must carefully follow the instructions in this Offer to Purchase and in the accompanying materials. Any holder desiring to tender Notes should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein and mail or deliver a manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates evidencing the Notes (or confirmation of the transfer of the Notes in the account of the depositary with DTC pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Letter of Transmittal (or an Agent’s Message in the case of book-entry transfer) to the depositary, (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes or (3) follow the procedures summarized herein for tendering Notes through ATOP. Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Notes pursuant to the tender offer. See “Procedures for Tendering Notes” in this Offer to Purchase.

Who can you talk to if you need more information?

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to D.F. King & Co., Inc. as information agent at 1-800-431-9643 (U.S. toll-free) or (212) 269-5550 (collect) or Deutsche Bank Securities, as dealer manager, at 1-800-503-4611 (U.S. toll-free). You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning this tender offer.

Is KEMET making any recommendation about the tender offer?

Neither we nor the trustee, dealer manager, the depositary or the information agent make any recommendation as to whether or not you should tender your Notes pursuant to the tender offer. Holders should determine whether or not to tender their Notes pursuant to the tender offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

Information About the Notes

What is the amount of currently outstanding Notes?

As of May 4, 2009, there was $175,000,000 aggregate principal amount of Notes outstanding.

What is the conversion rate of the Notes?

Subject to the terms and conditions of the Indenture, the Notes are convertible into KEMET common stock at a conversion rate (subject to adjustment) of 103.0928 shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $9.70 per share of common stock. The Notes are not listed for trading on any national security exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. KEMET’s common stock is currently traded on the Pink Sheets and the OTC Bulletin Board under the symbol “KEME.OB.” The closing price of our common stock on May 4, 2009 was $0.69 per share.

Do holders have any rights to require KEMET to repurchase the Notes?

If we undergo a “fundamental change,” as defined in the Indenture, holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including additional interest, if any, in each case, up to but not including, the date of repurchase. See “KEMET—Background of the Notes” for a description of what events constitute a fundamental change. Although not free from doubt, the Company believes that the consummation of the tender offer and the related transactions contemplated by the Platinum Credit Facility, including the issuance of the Closing Warrant, in accordance with the terms described in this Offer to Purchase will not constitute a “fundamental change” under the Indenture. However, actions by Platinum Equity and/or its affiliates or other third parties over which we have no control, including additional purchases of equity interests in the Company or the voting of shares issuable under the Closing Warrant, may result in a “fundamental change.” If a fundamental change under the Indenture were determined to have occurred as a result of the consummation of the tender offer and related transactions, the Company may not have sufficient financial resources available to fund its repurchase obligations with respect to the Notes.

In addition, holders of the Notes will have the right to require us to repurchase for cash all or a portion of their Notes on November 15, 2011, 2016 and 2021, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any, in each case, up to but not including, the date of repurchase.

KEMET

Overview

We are a leading manufacturer of the majority of capacitor types, including tantalum, multilayer ceramic, solid aluminum, plastic film, paper and electrolytic capacitors. Capacitors are electronic components consisting of conducting materials separated by a dielectric, or insulating material, which allows a capacitor to act as a filtering or an energy storage/delivery device. Virtually all electronic applications and products contain capacitors, including communication systems, data processing equipment, personal computers, cellular phones, automotive electronic systems, military and aerospace systems, and consumer electronics.

The choice of capacitor dielectric is driven by the engineering specifications and the application of the component product into which the capacitor is incorporated. Product design engineers in the electronics industry typically select capacitors on the basis of capacitance levels, size and cost. Tantalum and ceramic capacitors are commonly used in conjunction with integrated circuits, and the same circuit may, and frequently does, contain both ceramic and tantalum capacitors. Generally, ceramic capacitors are more cost-effective at lower capacitance values, tantalum capacitors are more cost-effective at higher capacitance values and solid aluminum capacitors can be more effective in special applications. Film, paper and electrolytic capacitors can also be used to support integrated circuits; however, a significant area of usage is the field of power electronics to provide energy for applications such as start motors, power factor correction, pulse power, EMI filtering and safety.

Our business strategy is to generate revenues by being the preferred capacitor supplier to the world’s most successful electronics original equipment manufacturers, electronics manufacturing services providers and electronics distributors. We reach our customers through a direct sales force, as well as a limited number of manufacturing representatives, that call on customer locations around the world.

We manufacture a full line of capacitors, including tantalum, multilayer ceramic, film, paper and aluminum (both wet electrolytic and solid polymer). We manufacture these types of capacitors in many different sizes and configurations. These configurations include surface-mount capacitors, which are attached directly to the circuit board without lead wires, leaded capacitors, which are attached to the circuit board using lead wires, and other attachment methods such as screw terminal and snap-in.

We manufacture capacitors in the United States, Mexico, Portugal, China, Indonesia, United Kingdom, Finland, Italy, Germany, Bulgaria and Sweden. Substantially all of the manufacturing in the United States has been relocated to our lower-cost manufacturing facilities in Mexico and China. Production that remains in the United States focuses primarily on early-stage manufacturing of new products and other specialty products for which customers are predominantly located in North America.

We are organized into three distinct business groups: the Tantalum Business Group, the Ceramic Business Group and the Film and Electrolytic Business Group. Each business group is responsible for the operations of certain manufacturing sites as well as all related research and development efforts. The sales and marketing functions are shared by each of the business groups and are allocated to the business groups. In addition, all corporate costs are also allocated to the business groups.

We are a Delaware corporation with our principal executive offices located at 2835 KEMET Way, Simpsonville, South Carolina 29681. Our telephone number is (864) 963-6300 and our web site address is www.KEMET.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site. Accordingly, information contained in our web site is not incorporated by reference in, and should not be considered a part of, this Offer to Purchase.

Background of the Notes

In November 2006, we sold and issued $175,000,000 aggregate principal amount of Notes. The Notes are unsecured obligations and rank equally with our existing and future unsubordinated and unsecured obligations and are junior to any of our future secured obligations to the extent of the value of the collateral securing such obligations. In connection with the issuance and sale of the Notes, we entered the Indenture dated as of November 1, 2006, with Wilmington Trust Company, as trustee. The Notes bear interest at a rate of 2.25% per annum, payable in cash semi-annually in arrears on each May 15 and November 15.

The Notes mature on November 15, 2026 unless earlier redeemed, converted or repurchased.

We may redeem the Notes for cash, either in whole or in part, any time on and after November 20, 2011 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of redemption.

The Notes are convertible into (i) cash in an amount equal to the lesser of the principal amount of the Notes and the conversion value of the Notes, as determined in accordance with the terms and conditions of the Notes for the relevant conversion date, and (ii) cash or shares of our common stock or a combination of cash and shares of our common stock, at our option, to the extent the conversion value at that time exceeds the principal amount of the Notes, at any time prior to the close of business on the business day immediately preceding the maturity date of the Notes, unless we have redeemed or purchased the Notes, subject to certain conditions. The conversion value on a date of determination is equal to the closing sale price of our common stock multiplied by the conversion rate in effect on such date. The initial conversion rate was 103.0928 shares of our common stock per $1,000 principal amount of the Notes, which represents an initial conversion price of approximately $9.70 per share, subject to adjustments. The conversion rate for the Notes has not changed since their initial issuance. The holder may surrender the holder’s Notes for conversion if any of the following conditions are satisfied:

•                  during any fiscal quarter, the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price per share on such last trading day;

•                  we have called the Notes for redemption;

•                  the average of the trading prices of the Notes for any five consecutive trading day period is less than 98% of the average of the conversion values of the Notes during that period;

•                  we make certain significant distributions to the holders of our common stock; or

•                  in connection with a transaction or event constituting a “fundamental change” (as defined in the Indenture).

In addition, holders of the Notes will have the right to require us to repurchase for cash all or a portion of their Notes on November 15, 2011, 2016 and 2021, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, in each case, up to but not including, the date of repurchase.

Furthermore, if we undergo a “fundamental change,” holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including additional interest, if any, in each case up to but not including the date of repurchase. The Indenture provides that a “fundamental change” will occur if:

•                  any person or group (each as defined in the Indenture) becomes the beneficial owner of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our Board and (A) such person or group makes certain filings with the Securities and Exchange Commission (the “SEC”) indicating the same or (B) we otherwise become aware of any such person or group;

•                  we undertake certain consolidations, mergers or sales of all or substantially all of our assets; or

•                  our common stock ceases to be listed on the New York Stock Exchange (the “NYSE”), the NASDAQ or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States.

In connection with any fundamental change that occurs prior to November 20, 2011, we would pay a make-whole premium on the Notes converted. The amount of the make-whole premium, if any, will be based on our stock price on the effective date of the fundamental change. The Indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates. No make-whole premium will be paid if the price of our common stock on the effective date of the fundamental change is less than $7.46. Any make-whole premium will be payable in shares of our common stock (or the consideration into which our common stock has been exchanged in the fundamental change) on the conversion date for the Notes converted in connection with the fundamental change.

On December 31, 2008, we received notice from the NYSE that the our common stock would be suspended from trading on the NYSE because we were out of compliance with the continued listing standard related to average market capitalization. On that date, the NYSE’s Listed Company Manual required that we maintain an average market capitalization of not less than $25,000,000 over a consecutive 30 trading day period. On January 23, 2009, the NYSE announced that it was temporarily reducing, through April 22, 2009, the Listed Company Manual’s minimum market capitalization standard to $15,000,000; however, this temporary reduction had no impact on our listing status. On January 9, 2009, our stock was suspended from trading on the NYSE and began trading on the Over-The-Counter market’s Pink Sheets. On February 2, 2009, our stock began trading on the OTC Bulletin Board. Our listings on the Pink Sheets and OTC Bulletin Board comply with the covenants under the Indenture. The delisting from the NYSE could make trading our common stock more difficult for our investors and could make it more difficult and expensive for us to raise additional capital. The transfer of the trading of our stock from the NYSE to the Pink Sheets and the OTC Bulletin Board did not constitute a “fundamental change” under the Indenture.

Although not free from doubt, the Company believes that the consummation of the tender offer and the related transactions contemplated by the Platinum Credit Facility, including the issuance of the Closing Warrant, in accordance with the terms described in this Offer to Purchase will not constitute a “fundamental change” under the Indenture. However, actions by Platinum Equity and/or its affiliates or other third parties over which we have no control, including additional purchases of equity interests in the Company or the voting of shares issuable under the Closing Warrant, may result in a “fundamental change.” For a further description of our agreements with Platinum Equity see “Agreements with Platinum Equity” below. If a fundamental change under the Indenture were determined to have occurred as a result of the consummation of the tender offer and related transactions, the Company may not have sufficient financial resources available to fund its repurchase obligations with respect to the Notes.

Background of the Tender Offer

We perform an annual test of impairment of our goodwill in the first quarter of each fiscal year and in any other quarter in which events occur that would cause the Company to reevaluate the value of its assets. As a result of the first quarter review in fiscal 2009, we recorded a $152.6 million impairment charge which reduced both goodwill and long-lived assets by approximately $88.7 million and $63.9 million, respectively. The goodwill impairment and long-lived asset charge to earnings reduced our results under U.S. generally accepted accounting principles; however, both are non-cash in nature and therefore had no effect on cash. Due to this charge, we would not have been in compliance with the consolidated minimum net worth covenant contained in our then outstanding 6.66% Senior Notes (the “Senior Notes”). On August 25, 2008, however, we entered into an amendment with the holders of the Senior Notes which lowered the required minimum consolidated net worth through September 30, 2008.

Following our impairment charge, we explored various alternatives to restructure or replace the Senior Notes, and entered into discussions with several third parties to provide funding for such potential transactions. On September 15, 2008, we sold assets related to the production and sale of wet tantalum capacitors to a subsidiary of

Vishay Intertechnology, Inc. (“Vishay”). We received $33.7 million in cash proceeds, net of amounts held in escrow, from the sale of these assets. At the same time, we entered into a three-year term loan for $15,000,000 with Vishay. On September 19, 2008, we prepaid our obligations under the Senior Notes, including the outstanding principal balance of $40,000,000, accrued interest of $1,000,000, a make-whole amount of $2,000,000, and a prepayment fee of $200,000.

During the period from August 2008 to April 2009, our Board explored various strategic and financial alternatives to increase our liquidity and de-leverage our balance sheet and entered into discussions with several third parties in this regard. These alternatives included increasing liquidity through incurring additional debt, issuing equity or hybrid instruments, selling certain non-core assets and a potential sale of the Company. The Board’s consideration of these alternatives was based on a number of factors, including pricing, completion risk, impact on our balance sheet, timing and fees. On May 5, 2009, KEMET issued a press release announcing execution of the Platinum Credit Facility. For a further description of our agreements with Platinum Equity refer to “—Agreements with Platinum Equity” below.

In order for us to accomplish our financing plan under the Platinum Credit Facility and related transactions, we must consummate this tender offer. Unless holders of at least $166,250,000 in aggregate principal amount of Notes (representing 95% of the outstanding Notes) validly tender and do not validly withdraw their Notes pursuant to the tender offer, the Minimum Tender Condition will not be satisfied and we will not have access to the Platinum Credit Facility. Should the tender offer fail, it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund our future repurchase obligations with respect to the Notes or secure the incremental liquidity for our business achieved by the Platinum Credit Facility and related transactions. In addition, if the tender offer is not consummated on or before June 10, 2009, the amendments to our financing agreements with UniCredit, which were entered into in connection with this tender offer, would not become effective and, as a result, we would not receive the benefits of the UniCredit Amendments discussed below.

Amendments to the UniCredit Facilities

On October 21, 2008, we obtained a medium-term credit facility, which we refer to as Facility A, in the principal amount of €60,000,000 from UniCredit. Proceeds from Facility A in the amount of €50,000,000 were used to pay off a short-term credit facility with UniCredit with a scheduled maturity date of December 2008. Additional proceeds from Facility A in the amount of €10,000,000 were applied to reduce the outstanding principal of Facility B with UniCredit. Facility A bears interest at a rate of six-month EURIBOR plus 1.7%.

In October 2007, we entered into a credit facility, which we refer to as Facility B, with UniCredit, in connection with the completion of the acquisition of Arcotronics Italia S.p.A. The original principal amount for Facility B was €46.8 million. The outstanding principal was reduced to €35,000,000 in the second quarter of fiscal year 2009 through the use of €10,000,000 from Facility A, as noted above, and the payment of €1.8 million out of our existing cash balances. On April 3, 2009, we entered into an agreement to extend and restructure Facility B such that it will now mature on July 1, 2011. In addition, we are now required to repay the principal amount in three installments of €2,000,000 each on January 1, 2010, July 1, 2010, and January 1, 2011, and a fourth and final principal payment in the amount of €29,000,000 on July 1, 2011. Facility B bears interest at a rate of six-month EURIBOR plus 2.5%.

In connection with the commencement of this tender offer, we have entered into the UniCredit Amendments, which would effect certain amendments to Facility A and Facility B. The Facility A Amendment would, among other things, amend certain financial covenants in Facility A to align them with the financial covenants under the Platinum Credit Facility, though at lower levels, modify the scheduled amortization of Facility A and narrow the scope of an asset sale mandatory prepayment covenant. The Facility B Amendment would, among other things, modify the scheduled amortization of Facility B, extend the maturity date of Facility B to April 1, 2013 and remove a mandatory prepayment trigger upon a change of ownership of KEMET in the event that K Financing, LLC or its affiliates acquire ownership or control of KEMET. The UniCredit Amendments will become effective only upon consummation of the tender offer on or before June 10, 2009.

Agreements with Platinum Equity

In connection with the tender offer, we have entered into the Platinum Credit Facility with K Financing, LLC, an affiliate of Platinum Equity. The Platinum Credit Facility consists of a term loan of up to $52,500,000, line of credit loans that may be borrowed from time to time (but not reborrowed after being repaid) of up to $12,500,000 and working capital loans of up to $12,500,000. The Platinum Credit Facility also includes an uncommitted accordion feature that would allow the aggregate amount of line of credit loans to be increased by up to an additional $40,000,000, subject to being made available in the discretion of K Financing, LLC and UniCredit. The term loan must be used to purchase the Notes and will only be funded to the extent required to purchase Notes accepted for purchase pursuant to this tender offer. The line of credit loans can be used for certain, pre-approved capital expenditures, fees, expenses and other specified costs. The working capital loans can be used for general working capital needs, subject to the satisfaction of certain availability requirements. Borrowings under the Platinum Credit Facility, including the term loan, are subject to the satisfaction or waiver of certain conditions, including the consummation of the tender offer on the terms described herein or otherwise to the satisfaction of K Financing, LLC. If the tender offer is not completed by July 20, 2009, or is otherwise withdrawn, the Platinum Credit Facility will terminate.

At the Company’s option, the term loan facility will accrue interest at a rate of 9% if the Company elects to make interest payments solely in cash. If the Company elects to make interest payments in cash and payment-in-kind (PIK), interest on the term loans will accrue at the rate of 12% per annum, with the cash portion thereof accruing at 5% and the PIK portion thereof accruing at 7% per annum. The working capital loan and the line of credit loans will accrue interest at a rate equal to the greater of (i) LIBOR + 700 basis points, or (ii) 10%, payable monthly in arrears. The term loan will mature on November 15, 2012 and the working capital loan and the line of credit loans will mature on the second anniversary of the close of the Platinum Credit Facility. Our ability to draw funds under the Platinum Credit Facility is conditioned upon, among other matters:

•                  consummation of the tender offer in accordance with the terms of this Offer to Purchase or otherwise in a manner satisfactory to K Financing, LLC;

•                  execution and delivery of the Closing Warrant and Investor Rights Agreement;

•                  entry into the UniCredit Amendments;

•                  the representations and warranties made by KEMET in the Platinum Credit Facility continuing to be correct in all material respects;

•                  delivery of customary officers’ certificates, financial statements, evidence of insurance and legal opinions;

•                  the absence of certain defaults under the Platinum Credit Facility and other existing debt arrangements;

•                  the absence of government restrictions to fund the Platinum Credit Facility;

•                  the payment of certain fees and expenses incurred in connection with the Platinum Credit Facility; and

•                  the perfection of K Financing, LLC’s security interest in certain of the collateral pledged under the Platinum Credit Facility.

The Platinum Credit Facility contains certain financial maintenance covenants, including requirements that KEMET maintain a minimum consolidated EBITDA and fixed charge coverage ratio and limitations on capital expenditures by KEMET and its subsidiaries. In addition, the Platinum Credit Facility also contains limitations on the incurrence of indebtedness, the granting of liens, the sale of assets, sale and leaseback transactions, fundamental corporate changes, entering into investments, the payment of dividends, voluntary or optional payment and prepayment of indebtedness (including the Notes) and other limitations customary to secured credit facilities.

KEMET’s obligations to K Financing, LLC arising under the Platinum Credit Facility are secured by substantially all of KEMET’s assets located in the United States, Mexico, Indonesia and China (other than accounts receivable owing by account debtors located in the United States, Hong Kong and Singapore, which exclusively secure obligations to Vishay). In connection with providing the Platinum Credit Facility to KEMET, K Financing, LLC and UniCredit entered into a letter of understanding with respect to their respective guarantor and collateral pools, and KEMET’s assets in Europe that are not pledged to either lender. The letter of understanding also sets forth each lender’s agreement not to interfere with the other’s exercise of remedies with respect to its respective collateral pool.

If the tender offer is not consummated, pursuant to the Platinum Credit Facility, we will grant K Financing, LLC the Termination Warrant to purchase up to 4,442,047 shares of our common stock, subject to certain adjustments, representing approximately 5.0% of our outstanding common stock on a fully-diluted, post-Termination Warrant basis. The Termination Warrant will only be issued in the event that the tender offer is not consummated and will be exercisable at a purchase price of $0.69 per share at any time prior to the seventh anniversary of its date of issuance. The issuance of shares under the Termination Warrant will have a dilutive impact on our stockholders. As a result, the market price of our common stock and the trading price of the Notes could decline.

If the tender offer is consummated and the term loan under the Platinum Credit Facility closes, we will grant K Financing, LLC the Closing Warrant to purchase up to 80,544,685 shares of our common stock, subject to certain adjustments, representing approximately 49.9% of our outstanding common stock on a post-Closing Warrant basis. The Closing Warrant will only be issued in the event that the tender offer is consummated and will be exercisable at a purchase price of $0.50 per share, subject to certain adjustments, at any time prior to the tenth anniversary of its date of issuance. The issuance of shares under the Closing Warrant will have a dilutive impact on our stockholders, and may have the effect of delaying, deferring or preventing a future takeover or change in control of KEMET. As a result, the market price of our common stock and the trading price of the Notes could decline. In addition, the issuance of the Closing Warrant may be deemed an “ownership change” for purposes of Section 382 of the Code. If such an ownership change is deemed to occur, the amount of KEMET’s taxable income that can be offset by KEMET’s net operating loss carryovers in taxable years after the ownership change will be limited. KEMET believes that the issuance of the Closing Warrant will likely not be deemed an ownership change for purposes of Section 382 of the Code, although the matter is not free from doubt. In addition, the exercise of the Closing Warrant may give rise to an ownership change for purposes of Section 382 of the Code.

Upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, we will also enter into the Investor Rights Agreement with K Financing, LLC. Pursuant to the terms of the Investor Rights Agreement, the Company has, subject to certain terms and conditions, granted K Financing, LLC board observation rights which would permit K Financing, LLC to designate up to three individuals to observe Board meetings and receive information provided to the Board. In addition, the Investor Rights Agreement provides K Financing, LLC with certain preemptive rights. Subject to the terms and limitations described in the Investor Rights Agreement, in connection with any proposed issuance of securities, KEMET would be required to offer to sell to K Financing, LLC a pro rata portion of such securities equal to the percentage determined by dividing the number of shares of common stock held by K Financing, LLC plus the number of shares of common stock issuable upon exercise of the Closing Warrant, by the total number of shares of common stock then outstanding on a fully diluted basis. The Investor Rights Agreement also provides K Financing, LLC with certain registration and information rights.

In addition, upon consummation of the tender offer we will also enter into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”) for a term of at least four years, pursuant to which we will pay an annual fee of $1,500,000 to Platinum Advisors for certain advisory services.

PURPOSE OF THE TENDER OFFER

The purpose of the tender offer is to acquire all outstanding Notes in order to retire the debt associated with the Notes. In addition, consummation of the tender offer will permit us to receive funds under the Platinum Credit Facility and effect certain amendments to our financing agreements with UniCredit. In order for us to accomplish our financing plan under the Platinum Credit Facility and related transactions, we must consummate this tender offer. Unless holders of at least $166,250,000 in aggregate principal amount of Notes (representing 95% of the outstanding Notes) validly tender and do not validly withdraw their Notes pursuant to the tender offer, the Minimum Tender Condition will not be satisfied and we will not have access to the Platinum Credit Facility or receive the benefits of amendments to our financing agreements with UniCredit. Should the tender offer fail, it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund our future repurchase obligations with respect to the Notes or secure the incremental liquidity for our business achieved by the Platinum Credit Facility and related transactions.

SOURCES AND AMOUNT OF FUNDS

Assuming all outstanding Notes are tendered pursuant to the tender offer and accepted for payment on June 3, 2009 at a price of $300 per $1,000 of the principal amount of the Notes tendered, we will need approximately $52,500,000 to purchase all of the Notes and $207,813 to pay all accrued and unpaid interest up to, but excluding, the date on which the Notes are purchased. We intend to finance  the purchase of the Notes pursuant to the tender offer with borrowings under the term loan under the Platinum Credit Facility and internally generated funds to pay all accrued and unpaid interest on the Notes. The Platinum Credit Facility is subject to the satisfaction or waiver of certain conditions, including the consummation of the tender offer on the terms described herein or otherwise to the satisfaction of K Financing, LLC. We also anticipate drawing $10,000,000 from the line of credit loan available in the Platinum Credit Facility to fund the payment of certain fees and expenses incurred in connection with the tender offer. Unless holders of at least $166,250,000 in aggregate principal amount of Notes (representing 95% of the outstanding Notes) validly tender and do not validly withdraw their Notes pursuant to the tender offer, the Minimum Tender Condition will not be satisfied and we will not be able to draw on the term loan pursuant to the Platinum Credit Facility. We have not made alternative financing arrangements with respect to funding the tender offer and we have not made specific plans with respect to the repayment of the Platinum Credit Facility.

From time to time after ten business days following the Expiration Date, we or our affiliates may acquire Notes, if any, that remain outstanding following consummation of the tender offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as we may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. Alternatively, subject to the provisions of the Notes and the Indenture, we may choose to redeem the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates might pursue.

THE TENDER OFFER

Principal Terms of the Tender Offer

KEMET is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, any and all of its outstanding Notes validly tendered and not validly withdrawn for a purchase price equal to $300 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Minimum Tender Condition (which requires the tender of at least $166,250,000 in aggregate principal amount of Notes, representing 95% of the outstanding Notes), (2) the Funding Condition (which requires receipt by KEMET of the proceeds of a term loan pursuant to the Platinum Credit Facility) and (3) the other general conditions to the tender offer set forth herein, being satisfied or waived on or prior to the Expiration Date. See “Conditions to the Tender Offer.” If the Minimum Tender Condition, the Funding

Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders. Under Rule 13e-4(f)(5) promulgated under the Exchange Act, KEMET must pay the purchase price offered or return the Notes tendered promptly after termination or withdrawal of the tender offer.

Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of that extension or amendment) and applicable law, promptly following the Expiration Date, KEMET will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit, on the day of acceptance of Notes tendered pursuant to the tender offer, on behalf of KEMET of immediately available (same-day) funds with the depositary.

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 30, 2009 (40 business days after the commencement of the tender offer). See “Withdrawal of Tenders; Absence of Appraisal Rights.”

Holders who do not tender their Notes for purchase pursuant to the tender offer or who validly withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. Holders who do not tender their Notes for purchase pursuant to the tender offer or who withdraw their Notes on or prior to the Expiration Date will continue to have the right, during the period the Notes are convertible as specified in the Indenture, to convert the Notes into shares of KEMET common stock. On May 4, 2009, the closing price of KEMET common stock on the OTC Bulletin Board was $0.69. For information on the recent stock price of KEMET common stock, see “Market Price Information.”

The Notes purchased pursuant to the tender offer will cease to be outstanding and will be delivered to the trustee for cancellation immediately after such purchase. After we purchase Notes pursuant to the tender offer, the trading market for Notes not tendered pursuant to the tender offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the tender offer, which may adversely affect the market price for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the trading market for the Notes following the consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

Acceptance of Notes for Purchase; Payment for Notes

Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, holders of Notes that tender their Notes (and do not validly withdraw such tenders) pursuant to the tender offer on or prior to the Expiration Date will be eligible to receive the purchase price for such Notes. Upon the terms and subject to the conditions of the tender offer, KEMET will purchase, by accepting for purchase following the Expiration Date, and will pay for such Notes promptly following the date on which such Notes are accepted for purchase. KEMET reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered pursuant to the tender offer or the payment for Notes accepted for purchase pursuant to the tender offer (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that KEMET pay the purchase price offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the tender offer) if any of the conditions set forth under “Conditions to the Tender Offer” shall not have been satisfied or waived by KEMET on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the depositary. In all cases, payment for Notes accepted for purchase pursuant to the tender offer will be made only after timely receipt by the depositary of Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.

For purposes of the tender offer, KEMET will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which KEMET has waived such defect) if, as and when KEMET gives oral or written notice thereof to the depositary. Payment for Notes accepted for purchase pursuant to the tender offer will be made by KEMET by the deposit of such payment, on the day of acceptance of Notes tendered pursuant to the tender offer, in immediately available (same-day) funds, with the depositary, which will act as agent for the tendering holders for the purpose of receiving the purchase price and transmitting the same to such holders. KEMET will notify the depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, delivery of the purchase price will be made by the depositary promptly after receipt of funds for the payment of such Notes by the depositary.

Tenders of Notes pursuant to the tender offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the tender offer is delayed, or KEMET is unable to accept for purchase or to pay for validly tendered Notes pursuant to the tender offer, then the depositary may, nevertheless, on behalf of KEMET, retain tendered Notes, without prejudice to the rights of KEMET described under “Expiration Date; Extension; Termination; Amendments” and “Conditions to the Tender Offer” and “Withdrawal of Tenders; Absence of Appraisal Rights,” but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that KEMET pay the purchase price offered or return the Notes tendered promptly after the termination or withdrawal of the tender offer.

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the tender offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer into the depositary’s account at DTC pursuant to the procedures set forth under the caption “Procedures for Tendering Notes—Tender of Notes Held Through DTC; Book-Entry Transfer” below, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date.

No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a Letter of Transmittal (or a manually signed facsimile thereof), waives all right to receive notice of acceptance of such holder’s Notes for purchase.

Holders of Notes tendered and accepted for purchase pursuant to the tender offer will be entitled to accrued and unpaid interest on their Notes to, but not including, the date on which the Notes are purchased. Under no circumstances will any additional interest be payable because of any delay by the depositary in the transmission of funds to the holders of purchased Notes or otherwise.

Tendering holders of Notes purchased pursuant to the tender offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal has been completed, as described in the instructions thereto. KEMET will pay all other charges and expenses in connection with the tender offer. See “Dealer Manager; Information Agent and Depositary.”

PROCEDURES FOR TENDERING NOTES

The tender of Notes on or before the Expiration Date pursuant to the tender offer and in accordance with the procedures described below and in the accompanying Letter of Transmittal will be deemed to constitute the delivery of a valid tender with respect to the Notes tendered.

For a holder to tender Notes validly pursuant to the tender offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the depositary at its address set forth on the back cover of this Offer to Purchase prior to the applicable Expiration Date. In addition, prior to the applicable Expiration Date, either (a) certificates for tendered Notes must be received by the depositary at such address or (b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such transfer must be received by the depositary, including an Agent’s Message if the tendering holder has not delivered a Letter of Transmittal).

Tender of Notes Held Through DTC; Book-Entry Transfer

The depositary will seek to establish accounts with respect to the Notes at DTC for the purpose of the tender offer within two trading days after the date of this Offer to Purchase. Any financial institution that is a participant in the DTC’s system (the “Book-Entry Transfer Facility”) may make book-entry delivery of Notes by causing DTC to transfer such Notes into the depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

The depositary and DTC have confirmed that the tender offer is eligible for ATOP. To effectively tender Notes that are held through DTC, DTC participants must electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent’s Message to the depositary for its acceptance. The Agent’s Message must be received on or prior to the Expiration Date for Notes to be validly tendered. Delivery of tendered Notes via ATOP must be made to the depositary pursuant to the book-entry delivery procedures set forth below and the accompanying Letter of Transmittal. A holder of Notes tendering through ATOP is not required to complete a Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC and received by the depositary and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering Notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the tender offer and the accompanying Letter of Transmittal and that KEMET may enforce such agreement against such participant.

We have not provided guaranteed delivery provisions in connection with the tender offer. Notes being tendered must be delivered to the depositary in accordance with the procedures described in this Offer to Purchase on or prior to the Expiration Date.

The method of delivery of Notes and other documents to the depositary, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the holder of Notes, and delivery will be deemed made when actually received by the depositary. Instead of effecting delivery by mail, it is recommended that tendering holders of Notes use an overnight or hand delivery service. If such delivery is by mail, it is recommended that holders of Notes use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the depositary on or prior to the Expiration Date.

Payment of Purchase Price

Tendering holders should indicate to the Book-Entry Transfer Facility the name and address to which payment of the purchase price and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the purchase price or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the holder of Notes tendered. A person who is a beneficial owner of Notes but is not a holder of Notes and who seeks to tender Notes should (a) contact the holder of such Notes and instruct such holder to tender on its behalf or (b) effect a record transfer of such Notes from the holder to such beneficial owner and comply with the requirements applicable to holders for tendering Notes on or prior to the Expiration Date. Any Notes validly tendered before the Expiration Date accompanied by a validly transmitted Agent’s Message for such Notes will be transferred of record by the registrar as of the Expiration Date at the discretion of KEMET, subject to the satisfaction or waiver of the conditions in this Offer of Purchase.

United States Federal Income Tax Backup Withholding

Under the United States federal income tax laws, the depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the purchase price paid to certain holders of Notes pursuant to the tender offer. In order to avoid such backup withholding, each tendering U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) of Notes electing to tender Notes pursuant to the tender offer must (1) provide the depositary with a validly executed IRS Form W-9 certifying that such holder or payee is not subject to such backup withholding or (2) otherwise establish an exemption from backup withholding. A Non-U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) may be required to submit the appropriate completed IRS Form W-8 (generally Form W-8BEN) in order to establish an exemption from backup withholding.

Determination of Validity

All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes will be determined by KEMET in its sole discretion, which determination shall be final and binding. KEMET reserves the absolute right (a) to reject any and all tenders not in proper form and to determine whether the acceptance of or payment by it for such tenders would be unlawful and, (b) subject to applicable law, to waive or amend any of the conditions to the tender offer or to waive any defect or irregularity in the tender of any of the Notes. None of KEMET, the trustee, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes will be deemed to have been validly made until all defects and irregularities with respect to such Notes have been cured or waived. Any Notes received by the depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the depositary to the appropriate tendering holder as soon as practicable. Interpretation of the terms and conditions of the tender offer will be made by KEMET in its sole discretion and will be final and binding on all parties.

WITHDRAWAL OF TENDERS; ABSENCE OF APPRAISAL RIGHTS

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 30, 2009 (40 business days after the commencement of the tender offer). For a withdrawal of Notes to be valid, a holder must comply fully with the withdrawal procedures set forth below.

Holders who wish to exercise their right to withdrawal with respect to the tender offer must give written notice of withdrawal delivered by mail, hand delivery of facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn, (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (3) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (4) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the tender offer.

Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

Notes validly withdrawn may thereafter be re-tendered at any time on or prior to the Expiration Date by following the procedures described under “Procedures for Tendering Notes.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by KEMET, in its sole discretion, which determination shall be final and binding. None of KEMET, the trustee, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

The Notes are obligations of KEMET and are governed by the Indenture. There are no appraisal or other similar statutory rights available to holders of Notes in connection with the tender offer.

CONDITIONS TO THE TENDER OFFER

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Minimum Tender Condition (which requires the tender of at least $166,250,000 in aggregate principal amount of Notes, representing 95% of the outstanding Notes), (2) the Funding Condition (which requires receipt by KEMET of the proceeds of a term loan pursuant to the Platinum Credit Facility) and (3) the other general conditions to the tender offer set forth below, being satisfied or waived on or prior to the Expiration Date. If the Minimum Tender Condition, the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

Subject to applicable law and notwithstanding any other provision of the tender offer and in addition to (and not in limitation of) KEMET’s rights to terminate, extend and/or amend the tender offer in its sole discretion, KEMET shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred on or prior to the Expiration Date:

(1)             there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the tender offer, that in the reasonable judgment of KEMET, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of KEMET or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer;

(2)             an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of KEMET, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of KEMET;

(3)             the trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of KEMET, adversely affect the consummation of the tender offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by KEMET in the making of the tender offer or the acceptance of, or payment for, the Notes; or

(4)             there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Notes in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of KEMET, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the tender offer are for the sole benefit of and may be asserted by KEMET, in its sole discretion, regardless of the circumstances giving rise to such conditions, or may be waived (subject to applicable law) by KEMET, in whole or in part, at any time or from time to time on or prior to the Expiration Date, in its sole discretion. The failure by KEMET at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date. Any determination by KEMET concerning the events described in this section shall be final and binding upon all persons.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

The tender offer will expire at 11:59 p.m., New York City time, on June 2, 2009, unless extended by KEMET.

Subject to applicable law, KEMET reserves the right to extend the tender offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the depositary and by making a public announcement (in the form of a press release to PR Newswire) prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the tender offer, Notes previously tendered pursuant to the tender offer (and not validly withdrawn) will remain subject to the tender offer and may, subject to the terms and conditions of the tender offer, be accepted for purchase by KEMET, subject to withdrawal rights of holders of Notes. For purposes of the tender offer, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

Subject to applicable law, KEMET reserves the right, in its sole discretion, to (1) waive any condition to the tender offer and accept all Notes previously tendered pursuant to the tender offer, (2) extend the Expiration Date and retain all Notes tendered pursuant to the tender offer, subject, however, to the withdrawal rights of holders of Notes as described under “Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the tender offer in any respect and (4) terminate the tender offer and not accept for purchase any Notes upon failure of any of the conditions to the tender offer.

Any amendment to the tender offer will apply to all Notes that are tendered pursuant to the tender offer regardless of when or in what order such Notes were tendered. If KEMET makes a material change in the terms of the tender offer, KEMET will disseminate additional tender offer materials and will extend the tender offer, in each case, to the extent required by law. In addition, if KEMET changes either (a) the principal amount of the Notes subject to the tender offer or (b) the purchase price of the Notes subject to the tender offer, then the tender offer will be amended to the extent required by law to ensure that the tender offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to holders of Notes by KEMET.

KEMET reserves the right, in its sole discretion, to terminate the tender offer if any conditions applicable to the tender offer set out under “Conditions to the Tender Offer” have not been satisfied or waived by KEMET on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement (in the form of a press release to PR Newswire) of the termination and KEMET will also promptly inform the depositary of its decision to terminate the tender offer.

In the event that the tender offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders who have validly tendered their Notes pursuant to the tender offer. In any such event, any Notes previously tendered pursuant to the tender offer will be returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Exchange Act.

CERTAIN CONSEQUENCES TO HOLDERS OF NOTES NOT TENDERING UPON SUCCESS OF THE TENDER OFFER AND THE RELATED TRANSACTIONS

Consummation of the tender offer may have adverse consequences for holders of Notes that elect not to tender Notes pursuant to the tender offer. In deciding whether to participate in the tender offer, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

Security Interests Granted in Connection with Secured Credit Facilities: Following the consummation of the tender offer, substantially all of KEMET’s assets will be subject to security interests held by KEMET’s secured creditors. The Notes are unsecured obligations of KEMET and as a result are effectively subordinated to all amounts outstanding under KEMET’s secured credit facilities, including the Platinum Credit Facility, the UniCredit Facilities and our credit agreement with Vishay, to the extent of the assets securing such indebtedness.

Covenants Contained in the Platinum Credit Facility: The Platinum Credit Facility contains certain financial covenants, including requirements that KEMET maintain a minimum consolidated EBITDA and consolidated fixed charge coverage ratio and limitations on capital expenditures by KEMET and its subsidiaries. The Platinum Credit Facility also contains limitations on the incurrence of indebtedness, the granting of liens, the sale of assets, entering into sale and leaseback transactions, undertaking fundamental corporate changes, making loans and other investments, the payment of dividends, entering into transactions with affiliates, the issuance of additional equity, making voluntary or optional payments or prepayments of indebtedness (including the Notes) and other limitations customary to secured credit facilities.

Closing Warrant Granted in Connection with the Platinum Credit Facility: Upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, we will grant K Financing, LLC the Closing Warrant to purchase up to 80,544,685 shares of our common stock, subject to certain adjustments, representing approximately 49.9% of our outstanding common stock on a post-Closing Warrant basis. The Closing Warrant will only be issued in the event that the tender offer is consummated and will be exercisable at a purchase price of $0.50 per share, subject to certain adjustments, at any time prior to the tenth anniversary of its date of issuance. The issuance of shares under the Closing Warrant will have a dilutive impact on our stockholders, and may have the effect of delaying, deferring or preventing a future takeover or change in control of KEMET. As a result, the market price of our common stock and the trading price of the Notes could decline. In addition, the issuance of the Closing Warrant may be deemed an “ownership change” for purposes of Section 382 of the Code. If such an ownership change is deemed to occur, the amount of KEMET’s taxable income that can be offset by KEMET’s net operating loss carryovers in taxable years after the ownership change will be limited. KEMET believes that the issuance of the Closing Warrant will likely not be deemed an ownership change for purposes of Section 382 of the Code, although the matter is not free from doubt. In addition, the exercise of the Closing Warrant may give rise to an ownership change for purposes of Section 382 of the Code.

Investor Rights Agreement Executed in Connection with the Platinum Credit Facility: Upon consummation of the tender offer and the closing of the term loan under the Platinum Credit Facility, we will also enter into the Investor Rights Agreement with K Financing, LLC. Pursuant to the terms of the Investor Rights Agreement, the Company has, subject to certain terms and conditions, granted K Financing, LLC board observation rights which would permit K Financing, LLC to designate up to three individuals to observe Board meetings and receive information provided to the Board. In addition, the Investor Rights Agreement provides K Financing, LLC with certain preemptive rights. Subject to the terms and limitations described in the Investor Rights Agreement, in connection with any proposed issuance of securities, KEMET would be required to offer to sell to K Financing, LLC a pro rata portion of such securities equal to the percentage determined by dividing the number of shares of common stock held by K

Financing, LLC plus the number of shares of common stock issuable upon exercise of the Closing Warrant, by the total number of shares of common stock then outstanding on a fully diluted basis. The Investor Rights Agreement also provides K Financing, LLC with certain registration and information rights. See “KEMET—Agreements with Platinum Equity.”

Limited Trading Market: The Notes are not listed on any securities exchange or reported on a national quotation system.  To the Company’s knowledge, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted pursuant to the tender offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not purchased may be affected adversely to the extent that the number of Notes purchased pursuant to the tender offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the public market for the Notes following consummation of the tender offer would depend upon, among other things, the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Cancellation of Indebtedness Income: The purchase of Notes pursuant to the tender offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to KEMET to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although we cannot provide any assurances in this regard, we currently expect that any cancellation of indebtedness income will be offset by the current taxable year net operating losses and the net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

Tax Consequences: See “Certain United States Federal Income Tax Considerations” for a discussion of the principal United States federal income tax matters that should be considered in evaluating the tender offer.

CERTAIN CONSEQUENCES TO ALL HOLDERS OF NOTES UPON FAILURE OF THE TENDER OFFER AND THE RELATED TRANSACTIONS

In deciding whether to participate in the tender offer, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

Redemption or Repurchase of Notes: If the tender offer is not consummated pursuant to the terms and conditions described in this Offer to Purchase, including satisfaction of the Minimum Tender Condition (which requires the tender of at least $166,250,000 in aggregate principal amount of Notes, representing 95% of the outstanding Notes), we will not have access to the Platinum Credit Facility and it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund our future repurchase obligations with respect to the Notes or secure the incremental liquidity for our business achieved by the Platinum Credit Facility and related transactions. The failure to successfully implement our financing plans, maintain sufficient cash or comply with our debt covenants would have a material adverse effect on our business, results of operations, financial position and liquidity.

UniCredit Amendments: In connection with the commencement of this tender offer, we have entered into the UniCredit Amendments, which would effect certain amendments to Facility A and Facility B. The Facility A Amendment would, among other things, amend certain financial covenants in Facility A to align them with the financial covenants under the Platinum Credit Facility, though at lower levels, modify the scheduled amortization of Facility A and narrow the scope of an asset sale mandatory prepayment covenant. The Facility B Amendment would, among other things, modify the scheduled amortization of Facility B, extend the maturity date of Facility B to April 1, 2013 and remove a mandatory prepayment trigger upon a change of ownership of KEMET in the event that K Financing, LLC or its affiliates acquire ownership or control of KEMET. If the tender offer is not consummated on or before June 10, 2009, the amendments to Facility A and Facility B with UniCredit would not become effective and, as a result, we would not receive the benefits of the UniCredit Amendments. See “KEMET—Amendments to the UniCredit Facilities.”

Termination Warrant Granted in Connection with the Platinum Credit Facility: Pursuant to the Platinum Credit Facility, we will grant K Financing, LLC the Termination Warrant to purchase up to 4,442,047 shares of our common stock, subject to certain adjustments, representing approximately 5.0% of our outstanding common stock on a fully-diluted, post-Termination Warrant basis. The Termination Warrant will only be issued in the event that the tender offer is not consummated and will be exercisable at a purchase price of $0.69 per share at any time prior to the seventh anniversary of its date of issuance. See “KEMET—Agreements with Platinum Equity.” The issuance of shares under the Termination Warrant will have a dilutive impact on our stockholders. As a result, the market price of our common stock and the trading price of the Notes could decline.

MARKET PRICE INFORMATION

The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

Our common stock is traded on the on the Pink Sheets and OTC Bulletin Board under the symbol “KEME.OB.” The table below sets forth the high and low intra-day sales prices of the common stock during the indicated time periods. We urge you to obtain more current market price information for our common stock during the tender offer period.

	Price Ranges
	High	Low
Fiscal Year ending March 31, 2010
First Quarter (through May 4, 2009)	$0.85	$0.23
Fiscal Year ended March 31, 2009
Fourth Quarter	$0.46	$0.08
Third Quarter	1.50	0.24
Second Quarter	3.29	0.97
First Quarter	4.63	3.23
Fiscal Year ended March 31, 2008
Fourth Quarter	$6.82	$3.93
Third Quarter	7.89	5.30
Second Quarter	7.85	6.36
First Quarter	9.14	7.03
Fiscal Year ended March 31, 2007
Fourth Quarter	$8.50	$6.81
Third Quarter	8.53	6.93
Second Quarter	9.33	7.45
First Quarter	11.58	7.92

At May 1, 2009, KEMET’s common stock was held by approximately 238 holders of record.

We have not declared or paid any cash dividends on our common stock since our initial public offering in October 1992. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will be dependent upon, among other factors, our capital requirements, operating results, financial condition and the terms of our credit facilities.

As of May 4, 2009, there were $175,000,000 in aggregate principal amount of Notes outstanding.

PRO FORMA CAPITALIZATION OF KEMET

The following table sets forth as of December 31, 2008, our cash and cash equivalents and consolidated capitalization on an actual basis and on a pro forma basis giving effect to the tender offer and related transactions, including entry into the Platinum Credit Facility as if it had occurred on December 31, 2008, with $175,000,000 principal amount of Notes (representing 100% of the outstanding Notes) being tendered pursuant to the tender offer and accepted for purchase at a price of $300 per $1,000 of the principal amount tendered.

	As of December 31, 2008
	Actual	Pro Forma
	($ in thousands)
Cash and cash equivalents(1)	$25,387	$25,387

Long-term debt (including current maturities):
Convertible notes due 2026(2)	$175,000	$—
Secured credit facilities:
UniCredit Facility A(3)	83,502	83,502
UniCredit Facility B(4)	48,710	48,710
Platinum Credit Facility(5)
Term Loan(6)	—	52,500
Working Capital Loans(7)	—	—
Line of Credit Loans(8)	—	10,000
Vishay Facility(9)	15,000	15,000
Other	18,429	18,429
Total debt	$340,641	$228,141
Total stockholders’ equity	$238,987	$351,487	(1)
Total capitalization	$579,628	$579,628	(1)

(1)	Assumes that the Closing Warrant is not exercised and that all funds used to repurchase the Notes were provided under the term loan of the Platinum Credit Facility.

(2)

Reflects the principal amount of the Notes outstanding as of December 31, 2008 and, on a pro forma basis, after assuming $175,000,000 principal amount of the Notes (representing 100% of the outstanding Notes) are tendered.

(3)

Represents amounts outstanding of €60,000,000 under Facility A with UniCredit. The Company closed on Facility A on October 21, 2008. Facility A is effective for a four-and-one-half year term with the first payment due April 1, 2009, and terminates on April 1, 2013. If the tender offer is consummated, the Facility A Amendment will extend the amortization schedule of Facility A. For a further description of Facility A, see “KEMET—Amendments to the UniCredit Facilities.”

For purposes of presenting in U.S. dollars the amounts outstanding and the amounts available for borrowing under UniCredit Facility A as of December 31, 2008, we have used the European Central Bank (“ECB”) reference rate, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each day. The ECB reference rate used above is €1.00 to $1.397.

(4)

Facility B is a short-term credit facility with UniCredit with a scheduled maturity date of July 1, 2011 which will extend to April 1, 2013 pursuant to the Facility B Amendment if the tender offer is consummated. For a further description of Facility B, see “KEMET—Amendments to the UniCredit Facilities.”

For purposes of presenting in U.S. dollars the amounts outstanding and the amounts available for borrowing under UniCredit Facility B as of December 31, 2008, we have used the ECB reference rate, which is based on the regular daily concertation procedure between central banks within and outside the European System of Central banks, which normally takes place at 2:15 p.m., ECB time, each day. The ECB reference rate used above is €1.00 to $1.397.

(5)

In addition to the term loans, working capital loans and line of credit lines provided below, the Platinum Credit Facility also includes an uncommitted accordion feature that would allow the aggregate amount of line of credit loans to be increased by up to an additional $40,000,000, subject to being made available in the discretion of K Financing, LLC and UniCredit.

(6)

The Platinum Credit Facility includes a term loan of up to $52,500,000 that must be used to purchase the Notes and will be funded, subject to the terms and conditions of the Platinum Credit Facility, only to the extent required to purchase Notes accepted for purchase pursuant to this tender offer. The term loan portion of the Platinum Credit Facility will mature on November 15, 2012.

(7)	The Platinum Credit Facility includes working capital loans of up to $12,500,000 that will mature two years from the date of the closing of the Platinum Credit Facility.

(8)

The Platinum Credit Facility includes line of credit loans of up to $12,500,000 that will mature two years from the date of the closing of the Platinum Credit Facility. The amount outstanding represents borrowings of $10,000,000 under the working capital loan for payment of expenses incurred in connection with this offering and the related transactions.

(9)	Represents amounts outstanding pursuant to our $15,000,000 credit facility with Vishay. The entire principal amount of $15,000,0000 matures on September 15, 2011 and can be prepaid without penalty.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences of the tender offer to U.S. Holders and Non-U.S. Holders (in both cases as defined below) of the Notes, based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules, including banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, persons who use or are required to use a mark-to-market method of accounting for Notes, persons that hold Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders that have a functional currency other than the U.S. dollar, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax. This discussion also does not address any federal non-income, state, local or foreign tax consequences of the tender offer. This summary assumes that Holders have held the Notes exclusively as “capital assets” within the meaning of Section 1221 of the Code.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, the partners and partnership should consult their tax advisors concerning the tax treatment of the tender offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of Notes that is an individual, corporation, trust or estate and that is not a U.S. Holder.

You are urged to consult your own tax advisors concerning the specific federal, state, local, foreign and other tax consequences of the tender offer to you based on your particular circumstances. This summary of tax consequences is for general information purposes only and is not tax advice.

Tax Consequences to Tendering U.S. Holders

Sale of a Note

The receipt of cash by a U.S. Holder in exchange for a Note will be a taxable transaction for federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than the amount attributable to accrued but unpaid interest that has not been included in such holder’s income, if any), and (ii) the U.S. Holder’s adjusted tax basis in the Note (taking into account all basis adjustments, including those under the market discount and amortizable bond premium rules). A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder, increased by any market discount previously included in income by the holder with respect to the Note, and decreased by any bond premium in respect of the Note which has been previously taken into account. In general, bond premium on a note equals the excess, if any, of the purchase price of the Note over the amount payable at maturity on the Note (other than stated interest thereon).

Capital gain or loss recognized on the sale of a Note will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of such sale. Non-corporate taxpayers are generally subject to reduced rates of federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Market Discount

A Note has “market discount” if its stated principal amount exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Unless a current accrual election is made, generally a U.S. Holder of a Note with market discount is not required to include in income all or a portion of any accrued market discount until cash is received with respect to the principal of such Note, e.g., in connection with a disposition of the Note. Accordingly, gain recognized by a U.S. Holder in connection with the tender offer with respect to a Note acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued (but not included in income) during the period the Note was held by such U.S. Holder. This rule will not apply to a U.S. Holder who previously elected to include market discount in income as it accrued for U.S. federal income tax purposes, in which case such U.S. Holder’s adjusted tax basis will have been increased as such accrued market discount was included in income.

Backup Withholding and Information Reporting for U.S. Holders

A U.S. Holder whose Notes are tendered and accepted for payment by the Company will be subject to backup withholding tax on the gross proceeds from such tender and payment, unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder can generally provide its taxpayer identification number and make the requisite certifications by providing a properly completed IRS Form W-9 (or a valid substitute form). If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. When required, information statements will be provided to tendering U.S. Holders and to the IRS reporting the payment of the consideration pursuant to the tender offer, except with respect to U.S. Holders that establish that they are exempt from the information reporting rules.

Tax Consequences to Tendering Non-U.S. Holders

Sale of a Note

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized or income realized in connection with the tender offer unless (i) in the case of an individual Non-U.S. Holder, the Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year, and certain other conditions are met, or (ii) the gain or income resulting from the tender offer is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). Non-U.S. Holders should consult their own tax advisors concerning any possible U.S. tax consequences associated with the tender offer.

Backup Withholding and Information Reporting for Non-U.S. Holders

A Non-U.S. Holder whose Notes are tendered and accepted for purchase by the Company may be subject to certain information reporting and backup withholding with respect to the receipt of cash in exchange for a Note unless the Non-U.S. Holder certifies its exempt status by providing a properly executed IRS Form W-8BEN (or an appropriate substitute form). Any amount paid as backup withholding would be creditable against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is properly provided to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding.

Tax Consequences to Non-Tendering Holders

A Holder who does not tender the Notes pursuant to the tender offer should not recognize any gain or loss, and will have the same adjusted tax basis, holding period and accrued market discount, if any, in the Notes.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TENDER OF NOTES.

DEALER MANAGER; INFORMATION AGENT AND DEPOSITARY

KEMET has engaged Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) to act as dealer manager in connection with the tender offer. Deutsche Bank Securities will be paid customary fees for its services and will be reimbursed for reasonable costs and expenses. KEMET has agreed to indemnify the dealer manager against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws, and will contribute to payments the dealer manager may be required to make in respect thereof. Deutsche Bank Securities and its affiliates have performed investment banking and advisory services for KEMET from time to time. Deutsche Bank Securities may, from time to time in the future, engage in transactions with and perform services for KEMET in the ordinary course of its businesses. Deutsche Bank Securities may make a market in the securities of KEMET.

D.F. King & Co., Inc. is serving as information agent in connection with the tender offer. The information agent will assist with the mailing of this Offer to Purchase and related materials to holders of Notes, respond to inquiries of and provide information to holders of Notes in connection with the tender offer and provide other similar advisory services as KEMET may request from time to time. D.F. King & Co., Inc. has been appointed as depositary for the tender offer. KEMET will pay the depositary and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith). KEMET will also indemnify the depositary and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and any other required documents (collectively, the “Offering Materials”) should be directed to the dealer manager or to the information agent at one of the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

FEES AND EXPENSES

KEMET will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Offer to Purchase, the Letter of Transmittal and related documents to the beneficial owners of the Notes. KEMET will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the tender offer, then the amount of any such transfer tax (whether imposed on the holder of Notes or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.

AVAILABLE INFORMATION AND
INCORPORATION OF DOCUMENTS BY REFERENCE

KEMET is subject to the reporting and other informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference section maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information regarding the public reference rooms and its copy charges. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of KEMET’s filings are available at that web site.

We are “incorporating by reference” into this Offer to Purchase certain information that we file with the SEC. This means that we can disclose important business, financial and other information to you by referring you to the documents containing this information. We incorporate by reference into this Offer to Purchase the documents listed below (which filed documents do not include any portion thereof containing information furnished under either Item 2.02 or Item 7.01, or any related exhibit, of any Current Report on Form 8-K):

•                  Annual Report on Form 10-K for the year ended March 31, 2008, filed with the SEC on June 16, 2008;

•                  Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008, which were filed with the SEC on August 11, 2008, November 10, 2008 and February 9, 2009, respectively; and

•                  Current Reports on Form 8-K filed with the SEC on April 25, May 12, June 5, June 18, July 7, July 15, July 31, July 31, August 1 (with respect to Item 2.05 only), August 27, September 18, September 24, September 30, October 27, November 4 and December 23, 2008, and January 7, April 9, April 23 and May 5, 2009.

Pursuant to Rule 13e-4 under the Exchange Act, KEMET has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above, as well as through the SEC’s web site, http://www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the information incorporated by reference in this Offer to Purchase contain certain statements that are forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this Offer to Purchase should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this Offer to Purchase as well as those discussed under Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended March 31, 2008 and the risks contained in the Company’s Forms 10-Q for the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008. The statements are representative only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the market places in which we operate. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below, could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that could cause the Company’s actual results to differ materially from those anticipated in the forward-looking statements in, and incorporated by reference into, this Offer to Purchase include the following: (i) the Company’s ability to consummate the tender offer for the Notes and accomplish its financing plan described herein; (ii) generally adverse economic and industry conditions, including a decline in demand for the Company’s products; (iii) the ability to maintain sufficient liquidity to realize current operating plans; (iv) adverse economic conditions could cause further reevaluation of the fair value of our reporting segments and the write down of long-lived assets; (v) the cost and availability of raw materials; (vi) changes in the competitive environment of the Company; (vii) economic, political, or regulatory changes in the countries in which the Company operates; (viii) the ability to successfully integrate the operations of acquired businesses; (ix) the ability to attract, train and retain effective employees and management; (x) the ability to develop innovative products to maintain customer relationships; (xi) the impact of environmental issues, laws, and regulations; (xii) the Company’s ability to achieve the expected benefits of its manufacturing relocation plan or other restructuring plan; (xiii) volatility of financial and credit markets which would affect access to capital for the Company; and (xiv) increased difficulty or expense in accessing capital resulting from the delisting of the Company’s common stock from the NYSE.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in, and incorporated by reference into, this Offer to Purchase, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

We do not intend to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by Rule 13e-4(d)(2) under the Exchange Act or any other applicable law.

MISCELLANEOUS

Other than with respect to the depositary, the information agent, the dealer manager, neither KEMET nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by KEMET or any of its affiliates to provide any information or to make any representations in connection with the tender offer, other than those expressly set forth in the Offering Materials, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by KEMET or any of its affiliates. The delivery of the Offering Materials shall not, under any circumstances, create any implication that the information set forth therein is correct as of any time after the date thereof.

From time to time after ten business days following the Expiration Date or termination of the tender offer, KEMET and its affiliates may acquire Notes that remain outstanding, if any, whether or not the tender offer is consummated, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as KEMET or its affiliates may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. KEMET cannot assure you as to which, if any, of these alternatives (or combinations thereof) KEMET or its affiliates might pursue.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in the Offering Materials (which include any materials appended thereto) other than those contained therein or in the documents incorporated by reference therein and, if given or made, such information or representation must not be relied upon as having been authorized by KEMET, the trustee, the dealer manager, the depositary, the information agent or any other person. The delivery of this Offer to Purchase and the accompanying Letter of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of KEMET since the date thereof, or that the information therein is correct as of any time after the date thereof.

Requests for assistance in completing and delivering the accompanying Letter of Transmittal and requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and other related documents should be directed to the information agent.

The information agent and depositary for the tender offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Bankers and brokers: (212) 269-5550 (Collect)
All others: 1-800-431-9643 (U.S. toll-free)

By Registered or Certified Mail, Hand or by Overnight Courier:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Elton Bagley

Facsimile Transmission Number: (212) 809-8838 Attn: Elton Bagley	Confirm by Telephone: (212) 493-6996

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to the dealer manager at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The dealer manager for the tender offer is:

Deutsche Bank Securities

Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

1-800-503-4611 (U.S. toll-free)